Exhibit 23.3

Consent of Independent Auditors

The Board of Directors
Homeward Residential Holdings, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-3 of Ocwen Financial Corporation of our report dated December 21, 2012, with respect to the consolidated balance sheets of Homeward Residential Holdings, Inc. and subsidiaries as of September 30, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity and other comprehensive income, and cash flows, for the years then ended, and our report dated December 15, 2011, with respect to the consolidated balance sheets of AHMSI Holdings, Inc. and subsidiaries as of September 30, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and other comprehensive income, and cash flows for the years then ended, not included herein, which reports appear in the Form 8-K/A of Ocwen Financial Corporation dated March 15, 2013, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas
May 8, 2013